Exhibit (a)(l)(K)

Gregory M. Shepard
7028 Portmarnock Place
Bradenton, Florida 34202

April 10, 2013

Mr. Donald H. Nikolaus

President & Chief Executive Officer

Donegal Group, Inc.

1195 River Road

Marietta, Pennsylvania 17547

Re:	Request for Explanation of Extraordinarily High Level of Option Grants

Dear Mr. Nikolaus:

As you know, I have been a longstanding shareholder of Donegal Group, Inc. (“Donegal”) and currently hold 3,602,900 shares of Class A and 397,100 shares of Class B stock.

I am very disappointed that you have continued to issue options, especially to yourself and the other executives and directors, including Donegal Mutual Insurance Company directors, in such an outrageously high manner in comparison to even the industry peer companies identified by Donegal. These option grants are potentially highly dilutive to the shareholders.

I would like you to explain to the shareholders at the upcoming Annual Meeting on April 18, 2013, why you believe this was in the shareholders’ best interest, given the dismal price performance of Donegal’s Class A shares and Class B shares over the last seven years.

I attach an analysis that was compiled based on publicly available data by Duff & Phelps. I ask you to distribute this letter to the shareholders at the annual meeting and to discuss and justify your actions.

Very truly yours,

/s/ Gregory M. Shepard

Gregory M. Shepard

To: Gregory M. Shepard
From: Duff & Phelps, LLC
Subject: Analysis of Options Grants of Donegal Group, Inc,
Date: April 10, 2013

Dear Mr. Shepard:

We were engaged to perform an analysis of the option grants made by Donegal Group (“Donegal”). Listed below is a summary of our findings. Please refer to the attached appendix which has schedules supporting our analysis.

I. Current Options

-	Donegal has 3.1 million Vested options as of 12/31/2012, which is in the upper quartile of the group of selected guideline public companies (“GPCs”)

-	Donegal has 3.6 million Unvested options as of 12/31/2012, which is the highest number in the group of selected GPCs

-	The number of Donegal’s in-the-money options is equal to 3.9 million, which equates to a $3.4 million liability, if exercised

-	Relative to GPC, Donegal:

o	has the highest number of Options Granted with 1.8 million, 2.3 million and 1.3 million, in 2010, 2011 and 2012, respectively

o	has the highest number of Options Granted in relation to Total Number of Shares Outstanding, with 9.0%, 11.5% and 6.5% in 2010, 2011 and 2012, respectively, all of which are at least 6.0x the average of the GPCs

o	has the highest number of Options Granted from 2010-2012 in relation to Total Shares Outstanding at 27.0%

This analysis is provided solely for informational purposes and is derived from data sourced from third parties, and D&P takes no responsibility for any inaccuracies, errors or omissions in such third party data or in the analysis itself, and D&P offers no representations, warranties or assurances with respect thereto, and accepts no liability or responsibility in connection with either of the source data or the analysis.

Memo re: Donegal

o	has the highest number of Options Granted (Cumulative) in relation to the Total Number of Shares Outstanding, with 20.0%, 26.5% and 33.4% in 2010, 2011 and 2012

o	is the highest in Option Value (calculated as Fair Value as of the date of grant) for all options granted from 2010-2012 as % of Market Capitalization (2.7%)[1]

o	is the highest in its group of GPCs in Total Value of Options at Grant Date in 2012, with $10.3 million in value [2]

o	is in the top of the upper quartile in its group of GPCs in Options Granted (Cumulative), with 4.0 million, 5.3 million and 6.70 million options outstanding in 2010, 2011 and 2012, respectively.

II.  Earnings Dilution

-	The analysis in Section II assumes that the additional 10 million shares are authorized and issued in 2013.

-	We assume two different Net Income Forecasts for 2013.

o	If we assume that 2013 Net Income remains unchanged from 2012 at $18.5:

■	The increase in Class A Shares Outstanding would dilute EPS from $0.91 in 2012 to $0.61 in 2013

■	This increase in Class A Shares Outstanding would also result in decreased earnings attributable to Mr. Shepherd from $3.27 million in 2012 to $2.19 million in 2013

o	If we assume that 2013 Net Income increased to $24.1 million (based on a forecast from Thomson Reuters):

■	The increase in Total Number of Class A Shares Outstanding would dilute EPS from $0.91 in 2012 to $0.79 in 2013

[1]	This analysis excludes certain competitors whose Market Capitalization was less than $250 million or greater than $750 million as of 12/31/2012.
[2]	Id.

This analysis is provided solely for informational purposes and is derived from data sourced from third parties, and D&P takes no responsibility for any inaccuracies, errors or omissions in such third party data or in the analysis itself, and D&P offers no representations, warranties or assurances with respect thereto, and accepts no liability or responsibility in connection with either of the source data or the analysis.

Memo re: Donegal

■	This increase in Class A Shares Outstanding would also result in decreased earnings attributable to Mr. Shepherd from $3.27 million in 2012 to $2.86 million in 2013

III. Voting Dilution

-	If the 10 million additional authorized shares are issued in 2013:

o	The number of Total Number of Class A Shares Outstanding increases to 30.05 million (approximately 50% increase)

o	The increase in Class A Shares Outstanding dilutes Mr. Shepherd’s voting rights from 9.99% in 2012 to 8.8% in 2013

o	This increase in Class A Shares Outstanding would also dilute the voting rights of the average shareholder by roughly 11.6% (1 less 2012 Voting Shares of 7.58 million divided by 2013 Voting Shares of 8.58 million)

This analysis is provided solely for informational purposes and is derived from data sourced from third parties, and D&P takes no responsibility for any inaccuracies, errors or omissions in such third party data or in the analysis itself, and D&P offers no representations, warranties or assurances with respect thereto, and accepts no liability or responsibility in connection with either of the source data or the analysis.

DRAFT - 03.26.13

Cumulative Granted Options as % of Shares Outstanding, fully diluted

40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Donegal in Green Background
Donegal Group Inc.
Eastern Insurance Holdings Inc.
Universal Insurance Holdings
EMC Insurance
State Auto Financial Corp.
Infinity Property
Hallmark Financial
RLI Corp.
Hanover Insurance
Employers Holdings
Cincinnati Financial Corp.
Horace Mann Educators
Amerisafe Inc.
National Interstate Corp.
Tower Group Inc.
Selective Insurance Group
OneBeacon Insurance Group
United Fire and Casualty Co.
Safety Insurance Group
Seabright Holdings

Appendix A - Page 1

DRAFT - 03.26.13

Granted Options from 3 Yr Period (2010-2012) as % of Shares Outstanding, fully diluted

Donegal in Green Background
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Donegal Group Inc.
Universal Insurance Holdings
EMC Insurance
Eastern Insurance Holdings Inc.
RLI Corp.
State Auto Financial Corp.
Hanover Insurance
Employers Holdings
Horace Mann Educators
National Interstate Corp.
Cincinnati Financial Corp.
Selective Insurance Group
Amerisafe Inc.
Hallmark Financial
Infinity Property
OneBeacon Insurance Group
Tower Group Inc.
United Fire and Casualty Co.
Safety Insurance Group
Seabright Holdings

Appendix A - Page 2

DRAFT - 03.26.13

Value of Granted Options as % of Market Cap (1)

Donegal in Green Background (2)
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Eastern Insurance Holdings Inc.
Donegal Group Inc.
State Auto Financial Corp.
Employers Holdings
EMC Insurance
Horace Mann Educators
Hanover Insurance
National Interstate Corp.
Cincinnati Financial Corp.
Selective Insurance Group
Amerisafe Inc.
Infinity Property
Tower Group Inc.
Safety Insurance Group
United Fire and Casualty Co.

(1) Option value denotes the fair value (Black-Scholes value) of the granted options as of the grant date. Granted options include vested and unvested options.

(2) This analysis excludes certain competitors whose Market Capitalization was greater than $750 million or less than $250 million as of 12/31/2012.

Appendix A - Page 3

DRAFT - 03.26.13

Donegal Group Inc.

Stock Option Analysis

For years ending December 31, 2010-2012

(in millions, except per share results)

Company (1)		Market Cap.	Total Value of Granted Options (2010-2012)	Options Value as % of Market Cap.	Options Granted in 2010 (in millions)	As % of Shares Outstanding	Options Granted in 2011 (in millions)	As % of Shares Outstanding	Options Granted in 2012 (in millions)	As % of Shares Outstanding	Options Granted 2010 - 2012	As % of Shares Outstanding (2010-2012)	Options Granted through 2010 (in millions)	As % of Shares Outstanding	Options Granted through 2011 (in millions)	As % of Shares Outstanding	Options Granted through 2012 (in millions)	As % of Shares Outstanding
		Current as of December 31, 2012			Options Granted								Options Granted (Cumulative)					
Amerisafe Inc.		$ 517.9	$ -	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	1.27	6.8%	0.92	5.0%	0.83	4.6%
EMC Insurance		313.4	2.56	0.8%	0.22	1.7%	0.28	2.1%	0.26	2.0%	0.76	5.8%	1.25	9.6%	1.44	11.0%	1.59	12.3%
Employers Holdings		653.2	5.97	0.9%	0.41	1.0%	0.36	1.0%	0.20	0.6%	0.96	2.6%	1.80	4.3%	1.80	4.8%	1.80	5.7%
Hallmark Financial		183.6	-	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	1.60	8.0%	1.40	7.1%	1.40	7.3%
Infinity Property		700.6	-	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.24	1.9%	0.19	1.6%	0.91	7.8%
National Interstate Corp.		581.2	1.88	0.3%	0.10	0.5%	0.10	0.5%	0.10	0.5%	0.30	1.5%	0.60	3.1%	0.60	3.1%	0.52	2.7%
RLI Corp.		1,400.0	10.44	0.7%	0.20	1.0%	0.30	1.4%	0.30	1.4%	0.80	3.8%	1.50	7.1%	1.30	6.2%	1.50	7.1%
OneBeacon Insurance Group		1,380.0	-	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.80	0.8%	0.70	0.7%	0.00	0.0%
Eastern Insurance Holdings Inc.		136.3	4.43	3.3%	0.20	2.4%	0.00	0.0%	0.24	3.1%	0.44	5.5%	0.80	9.5%	0.80	10.2%	1.03	13.7%
Hanover Insurance		1,750.0	12.71	0.7%	0.40	0.9%	0.30	0.7%	0.50	1.1%	1.20	2.7%	2.80	6.1%	2.70	6.0%	2.90	6.5%
Horace Mann Educators		802.9	5.98	0.7%	0.40	1.0%	0.30	0.8%	0.30	0.8%	1.00	2.5%	2.80	7.1%	2.60	6.5%	1.90	4.8%
State Auto Financial Corp.		646.4	7.44	1.2%	0.60	1.3%	0.60	1.3%	0.40	0.8%	1.60	3.4%	3.40	7.3%	3.80	8.1%	3.90	8.2%
United Fire and Casualty Co.	(2)	N/A	-	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Cincinnati Financial Corp.		6,490.0	14.56	0.2%	0.90	0.6%	0.90	0.6%	0.50	0.3%	2.30	1.4%	9.70	5.9%	9.40	5.8%	7.90	4.8%
Tower Group Inc.		706.1	-	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.92	2.1%	0.86	2.1%	0.86	2.2%
Selective Insurance Group		1,090.0	1.54	0.1%	0.24	0.4%	0.00	0.0%	0.00	0.0%	0.24	0.4%	1.40	2.6%	1.24	2.3%	1.10	2.0%
Safety Insurance Group		718.4	-	0.0%	0.11	0.7%	0.10	0.6%	N/A	N/A	N/A	N/A	0.20	1.3%	0.10	0.7%	N/A	N/A
Seabright Holdings	(3)	238.2	-	0.0%	0.20	1.0%	0.20	0.9%	N/A	N/A	N/A	N/A	1.40	6.7%	1.50	7.1%	N/A	N/A
Universal Insurance Holdings		178.7	5.55	3.1%	1.70	4.3%	1.50	3.8%	0.50	1.3%	3.70	9.4%	5.40	13.8%	6.70	17.1%	5.30	13.4%
Donegal Group Inc.		**386.6**	**10.34**	**2.7%**	**1.80**	**9.0%**	**2.30**	**11.5%**	**1.30**	**6.5%**	**5.40**	**27.0%**	**4.00**	**20.0%**	**5.30**	**26.5%**	**6.70**	**33.4%**
Min		$ 136.30	$ -	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.00	0.0%	0.20	0.8%	0.10	0.7%	0.00	0.0%
Max (4)		6,490.00	14.56	3.3%	**1.80**	**9.0%**	**2.30**	**11.5%**	**1.30**	**6.5%**	**5.40**	**27.0%**	9.70	**20.0%**	9.40	**26.5%**	7.90	**33.4%**
Average		993.34	4.17	0.8%	0.39	1.4%	0.38	1.3%	0.27	1.1%	1.10	3.9%	2.20	6.5%	2.28	6.9%	2.36	8.0%
Median		653.19	2.22	0.3%	0.20	0.9%	0.20	0.6%	0.24	0.6%	0.76	2.5%	1.40	6.7%	1.40	6.0%	1.50	6.5%

(1) Information per S&P Capital IQ

(2) No public information available for United Fire & Casualty Company

(3) Information per 2011 10K, 2012 10k has not been filed yet

(4) Numbers in bold denotes when Donegal is the highest (or max) of the competitor set.

Appendix A - Page 4

DRAFT - 03.26.13

Donegal Group Inc.

Stock Option Analysis

For year ended December 31, 2012

Share Price as of 12/31/2012	$ 14.04

Exercise Price (1)	Remaining Contractual Life	Options Outstanding	Exercise Value of Options Outstanding (2)	Options Vested	Exercise Value of Options Vested (3)	Options Unvested	Exercise Value of Options Unvested (3)
$ 12.50	9.0 yrs	2,184,542	$ 3,364,195	728,181	$ 1,121,399	1,456,361	$ 2,242,796
14.00	3.0 yrs	1,710,683	68,427	1,133,789	45,352	576,894	23,076
14.50	10.0 yrs	1,593,600	-	0	-	1,593,600	-
15.00	3.0 yrs	3,000	-	2,000	-	1,000	-
17.50	0.5 yrs	1,198,500	-	1,198,500	-	0	-
18.70	0.5 yrs	3,000	-	3,000	-	0	-
21.00	0.5 yrs	7,500	-	7,500	-	0	-
		6,700,825	$ 3,432,622	3,072,970	$ 1,166,750	3,627,855	$ 2,265,872
# of in-the-money options:		3,895,225		1,861,970		2,033,255	
# of out-of-the-money options:		2,805,600		1,211,000		1,594,600	
Total Number of options:		6,700,825		3,072,970		3,627,855	

(1) Information per Donegal's 10k for period ending December 31, 2012.

(2) Calculated as the difference between share price and exercise price times the number of options outstanding (for in-the-money options).

(3) Calculated as the difference between share price and exercise price times the number of options vested (for in-the-money options).

Appendix A - Page 5

DRAFT - 03.26.13

Donegal Group Inc.

Stock Option Analysis

For years ended December 31, 2007-2012

	2007	*2008*	*2009*	*2010*	*2011*	*2012*	*2013 (proposed) (2)*	*2013 (proposed) (2)*
Net Income (1)	$ 30,514,000	$ 20,404,000	$ 15,049,000	$ 9,183,000	$ 390,000	$ 18,455,000	$ 18,455,000	$ 24,100,000
Class A Shares Outstanding (1)	19,685,674	19,866,099	19,903,069	19,961,274	19,997,146	20,031,455	30,050,649	30,050,649
Basic EPS	$ 1.55	$ 1.03	$ 0.76	$ 0.46	$ 0.02	$ 0.92	$ 0.61	$ 0.80

Analysis of Donegal's Share / Voting Structure	2012	2013 (proposed) (2)	2013 (proposed) (2)
Class A Shares Outstanding (1)	20,050,649	30,050,649	30,050,649
Class B Shares Outstanding (1)	5,576,755	5,576,755	5,576,755
Class A Shares Votes per Share	10.0%	10.0%	10.0%
Class B Shares Votes per Share	100.0%	100.0%	100.0%
Class A Votes	2,005,065	3,005,065	3,005,065
Class B Votes	5,576,755	5,576,755	5,576,755
Total Voting Shares	7,581,820	8,581,820	8,581,820

Analysis of Shepard's Share / Voting Structure	2012	2013 (proposed) (2)	2013 (proposed) (2)
Class A Shares Owned by Shepard	3,602,900	3,602,900	3,602,900
Class B Shares Owned by Shepard	397,000	397,000	397,000
Class A Shares Votes per Share for Shepard	10.0%	10.0%	10.0%
Class B Shares Votes per Share for Shepard	100.0%	100.0%	100.0%
Class A Votes for Shepard	360,290	360,290	360,290
Class B Votes for Shepard	397,000	397,000	397,000
Total Voting Shares for Shepard	757,290	757,290	757,290
Voting rights as % of Total Votes (3)	9.99%	8.82%	8.82%
Earnings attributable to Shepard	$ 3,274,548	$ 2,192,648	$ 2,863,334

(1) Information per Donegal's 10K's.

(2) The first approach for 2013 assumes the same net income as 2012, while the second approach uses analyst estimates from Thomson Reuters.

(3) Calculation for Voting Rights as % of Total Votes divides the Total Voting Shares for Shepard by the Totoal Voting (e.g, the 2012 % of 9.99% divides the 757,290 Total Voting Shares for Shepard by the 7,581,820 Total Voting Shares).

(4) Assumes that 10 million shares are issued in 2013.

Appendix A - Page 6

DRAFT - 03.26.13

Cumulative Granted Options as % of Shares Outstanding, fully diluted
Assumes additional 10.0 million shares and 5.1 million options granted in 2013

Donegal in Green Background
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Donegal Group Inc.
Eastern Insurance Holdings Inc.
Universal Insurance Holdings
EMC Insurance
State Auto Financial Corp.
Infinity Property
Hallmark Financial
RLI Corp.
Hanover Insurance
Employers Holdings
Cincinnati Financial Corp.
Horace Mann Educators
Amerisafe Inc.
National Interstate Corp.
Tower Group Inc.
Selective Insurance Group
OneBeacon Insurance Group
United Fire and Casualty Co.
Safety Insurance Group
Seabright Holdings

Appendix A - Page 7